Exhibit 99.1

Match Group Announces Pricing of Senior Notes Offering

DALLAS, May 24, 2016 -- Match Group (NASDAQ: MTCH) announced today that it has agreed to sell $400 million aggregate principal amount of 6.375% senior notes due 2024 (the “Notes”) in a private offering (the “Offering”).  The Offering is expected to close on June 1, 2016.

Match Group plans to use the proceeds of the Offering to repay certain existing indebtedness.

The Offering is being made only to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons in accordance with Regulation S under the Securities Act.  The Notes will not be registered under the Securities Act and may not be offered or sold without registration unless an exemption from such registration is available.

This notice is issued pursuant to Rule 135c of the Securities Act and does not constitute an offer to sell the Notes, nor a solicitation for an offer to purchase the Notes.

About Match Group

Match Group (NASDAQ: MTCH) is the world’s leading provider of dating products.  We operate a portfolio of over 45 brands, including Match, OkCupid, PlentyOfFish, Tinder, Meetic, Twoo, OurTime, BlackPeopleMeet and FriendScout24, each designed to increase our users’ likelihood of finding a romantic connection.  Through our portfolio of trusted brands, we provide tailored products to meet the varying preferences of our users.  We currently offer our dating products in 38 languages across more than 190 countries.  In addition to our dating business, we also operate The Princeton Review, which provides a variety of test preparation, academic tutoring and college counseling services.

Forward-Looking Statements

This press release contains forward-looking statements regarding the future performance of Match Group, within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties include, but are not limited to, Match Group’s ability to consummate the Offering. Additional cautionary statements regarding other risk factors that could have an effect on the future performance of Match Group are contained in its filings with the SEC, including its reports on Forms 10-K, 10-Q and 8-K.  Match Group undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contacts:

Gary Swidler

Chief Financial Officer

Match Group

(212) 314-7210

Matt David

Corporate Communications

Match Group

(202) 507-1758

# # #